Exhibit 99.2

FOR IMMEDIATE RELEASE

Syniverse Technologies Announces Plans to Raise $489 million of Senior

Secured Credit Facilities

Tampa, FL June 25, 2007 — Syniverse Technologies (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today announced that it will raise $489 million of Senior Secured Credit Facilities.

The credit facilities are expected to consist of a $42 million revolver, a $20 million Euro-denominated revolver, a $297 million term loan and a $130 million Euro-denominated term loan. Net proceeds from the credit facilities will be used to fund the $290 million proposed acquisition of Billing Services Group Limited’s Wireless Division (“BSG”), and refinance Syniverse’s existing senior secured credit facilities.

Lehman Brothers Inc. and Deutsche Bank will act as Joint Lead Arrangers and Joint Bookrunners for the syndication.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 350 communications companies in over 50 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

About BSG

BSG is a leading global provider of data clearing, financial settlement and risk management solutions for wireless and wireline communication service providers, operating in two primary segments: wireline and wireless. BSG Wireless is a provider of data clearing and financial settlement services related to global and national roaming for GSM wireless telecommunications providers. Shareholder approval for the acquisition of BSG by Syniverse Technologies was obtained on April 23, 2007.

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT: Syniverse Technologies, Tampa

Investor Relations

Jim Huseby, 813-637-5000

SOURCE: Syniverse Investor Relations

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com